Exhibit 99.1

Prometheus Biosciences Reports First Quarter 2021 Financial Results and Provides a Corporate Update

-PRA023, an anti-TL1A mAb, on track to initiate Phase 2 study for Ulcerative Colitis and Phase 2a study for Crohn’s Disease in 3Q 2021-

-Launched Prometheus Enroll360™, a global patient recruitment platform for accelerated patient enrollment in future biomarker-guided clinical trials-

-Successful completion of oversubscribed $218.5 million initial public offering-

SAN DIEGO, May 13, 2021 – Prometheus Biosciences, Inc. (Nasdaq: RXDX), a biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases, starting first with inflammatory bowel disease (IBD), today reported financial results for the quarter ended March 31, 2021 and highlighted recent corporate progress.

“2021 is shaping up to be a transformational year for Prometheus with the successful completion of our IPO and planned advancement of our lead program, PRA023, into a Phase 2 Ulcerative Colitis (UC) trial and a Phase 2a Crohn’s Disease (CD) trial in the third quarter,” said Mark McKenna, President and CEO of Prometheus. “This will be the first trial in the IBD space that will utilize a precision medicine approach with a novel mechanism of action designed to address both inflammation and fibrosis, which we believe is important to drive clinically meaningful outcomes for patients.”

First Quarter 2021 and Recent Corporate Highlights

Launched Prometheus Enroll360™ to accelerate patient recruitment. Prometheus’ Enroll360™ is a global patient recruitment platform that is designed to accelerate development timelines by improving the efficiency of patient identification and increasing the rate of enrollment for its biomarker-guided clinical trials.  Prometheus is building a global network of trial-ready sites where over 5,000 patients will be molecularly profiled and clinically characterized to determine their eligibility for Prometheus clinical trials.  The company plans to utilize Enroll360™ in Prometheus’ companion diagnostic-paired clinical trials for PRA023 as well as future programs.

Expanded precision medicine pipeline with new programs for IBD

o

PR1100 targets a pro-inflammatory cytokine receptor associated with several auto-immune diseases, with multiple Crohn’s disease-associated SNPs identified in the gene locus of this target, and other members of this signaling pathway

o	PR1800 targets a chemo-attractant factor which contributes to the local accumulation of a defined inflammatory effector cell population in the GI tract
o	PR2100 targets a cytokine implicated in a range of inflammatory and fibrotic diseases. In IBD specifically, this cytokine has been implicated to contribute to non-response to anti-TNF therapies

Strengthened leadership and Board of Directors.  Prometheus appointed commercial veteran Mark Stenhouse as Chief Operating Officer, Chris Doughty as Chief Business Officer, and Nori Ebersole as Chief People Officer to the Company and appointed experienced biotech leaders Helen C. Adams, CPA, Judith Swain, MD, and Mary Szela to its Board of Directors.

Completed initial public offering.  On March 16, 2021, the company completed its IPO issuing 11,500,000 shares of common stock, which included the full exercise by the underwriters of their option to purchase 1,500,000 additional shares, at $19.00 per share resulting in gross proceeds of $218.5 million, before deducting underwriting discounts and commissions and other offering expenses.

Upcoming Milestones and Events

•	Initiation of Phase 2 UC trial and Phase 2a CD trial of PRA023 expected in 3Q 2021
•	R&D day planned for 3Q 2021 to discuss TL1A mechanism and PRA023 Phase 2 study designs
•	Final Phase 1a trial results of PRA023 expected in 4Q 2021

First Quarter 2021 Financial Results

Cash and Cash Equivalents.  As of March 31, 2021, Prometheus Biosciences had cash and cash equivalents of $311.2 million, compared to $54.2 million at the end of 2020.  We received net proceeds of $199.8 million from the sale of our common stock in our IPO, and net proceeds of $73.7 million from the sale of shares of our Series D-2 convertible preferred stock.

Collaboration Revenue. Revenue was $0.8 million for the three months ended March 31, 2021 compared to $0.2 million for the three months ended March 31, 2020 due to additional revenue generated from Prometheus’ partnership with Dr. Falk Pharma.

Research and Development (R&D) Expenses. Research and development expenses were $7.8 million for the three months ended March 31, 2021 compared to $4.3 million for the three months ended March 31, 2020. The increase of $3.5 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was primarily driven by a $3.0 million increase in expenses related to research and development expenses for our product candidates and a $0.5 million increase in expenses related to personnel costs due to increased headcount to support increased development activities.

General and Administrative (G&A) Expenses. General and administrative expenses were $5.2 million for the three months ended March 31, 2021 compared to $2.4 million for the three months ended March 31, 2020. The increase of $2.8 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was primarily driven by one-time transaction costs related to our IPO of $1.8 million with the remainder due to increases in corporate personnel costs due to the expansion of our executive team.

About PRA023

PRA023 is an IgG1 humanized monoclonal antibody (mAb) that has been shown to block tumor necrosis factor (TNF)-like ligand 1A (TL1A).  PRA023 binds both soluble and membrane-associated human TL1A with high affinity and specificity and has the potential to substantially improve outcomes for moderate-to-severe IBD patients predisposed to increased TL1A expression. Prometheus is developing PRA023 for the treatment of Ulcerative Colitis (UC) and Crohn’s Disease (CD) and initiated a Phase 1a clinical trial in normal healthy volunteers in December 2020. The Company is also developing a genetic-based companion diagnostic to identify patients who are predisposed to increased expression of TL1A and therefore potentially more likely to respond to PRA023.

About Prometheus Biosciences

Prometheus Biosciences, Inc. is a biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment and diagnosis of immune-mediated diseases, starting first with IBD. The Company’s precision medicine platform, Prometheus360, combines proprietary bioinformatics discovery methods with one of the world’s largest gastrointestinal bioinformatics databases to identify novel therapeutic targets and develop therapeutic candidates to engage those targets.  Prometheus is headquartered in San Diego, CA.

Forward Looking Statements

Prometheus cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to statements regarding: the timing of commencement of Prometheus’ Phase 2 clinical trial in UC and its Phase 2a clinical trial in CD; Prometheus’ Enroll360 program and the company’s ability to accelerate enrollment in its planned and other future clinical trials; and the timing of Prometheus obtaining the final study results from its Phase 1a clinical trial of PRA023. The inclusion of forward-looking statements should not be regarded as a representation by Prometheus that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: Prometheus’ approach to the discovery and development of precision medicines based on Prometheus360 is unproven; potential delays in the commencement, enrollment and completion of clinical trials and preclinical studies; Prometheus’ dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; Prometheus’ ability to develop companion diagnostics for our therapeutic product candidates; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; Prometheus may not realize any benefits from our current and any future collaborations; regulatory developments in the United States and foreign countries; Prometheus’ ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; Prometheus’ ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or otherwise disrupting its clinical trials, manufacturing and supply chain; and other risks described in the company’s prior press releases and filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Prometheus’ most recent quarterly report on Form 10-Q and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Prometheus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Prometheus Biosciences, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020

Collaboration revenue	$760	$228
Operating expenses:
Research and development	7,758	4,265
General and administrative	5,222	2,387
Total operating expenses	12,980	6,652
Loss from operations	(12,220)	(6,424)
Other income (expense), net	(1,725)	(530)
Loss from continued operations	(13,945)	(6,954)
Loss from discontinued operations	—	(6,174)
Net loss	$(13,945)	$(13,128)
Net loss per share, basic and diluted
Continued operations	$(1.67)	$(5.06)
Discontinued operations	$—	$(4.50)
Net loss per share, basic and diluted	$(1.67)	$(9.56)
Weighted average common shares outstanding - basic and diluted	8,338,892	1,373,050

Prometheus Biosciences, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$311,231	$54,201
Other current assets	7,389	3,255
Total current assets	318,620	57,456
Other assets	1,381	2,177
Total assets	$320,001	$59,633

Liabilities and Stockholders' Equity
Current liabilities	$8,787	$15,255
Long-term liabilities	11,015	15,896
Total liabilities	19,802	31,151
Convertible preferred stock	—	126,023
Total stockholders' equity	300,199	(97,541)
Total liabilities and stockholders' equity	$320,001	$59,633

Contacts:

Noel Kurdi

VP Investor Relations and Communications

(646) 241-4400

nkurdi@prometheusbiosciences.com

Media contact:

Juniper Point

Amy Conrad

(858) 914-1962

media@prometheusbiosciences.com